Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2005, relating to the consolidated financial statements and financial statement schedules of Green Mountain Power Corporation and subsidiaries (the “Company”), and management’s report on the effectiveness of internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, and to the reference to us under item 5, which is part of this Registration Statement.

Boston, Massachusetts

July 25, 2005